Exhibit 10.2

EXECUTION COPY

PTS Holdings Corp.

c/o Catalent Pharma Solutions, Inc.

14 Schoolhouse Road

Somerset, NJ 08873

February 22, 2010

Mr. George L. Fotiades

281 Summit Avenue

Summit, New Jersey 07901

Subject:    Separation Agreement and Release

Dear George:

The purpose of this letter agreement (the “Agreement”) is to confirm the agreement between PTS Holdings Corp. (“Holdings”) and all of its parents, subsidiaries and affiliated companies (together with Holdings, collectively referred to as the “Catalent Group”) and George L. Fotiades (referred to as “You”) concerning your termination of employment with the Catalent Group.

Separation Date

You agree that your last day of employment with the Catalent Group will be April 9, 2010 (the “Separation Date”) and following such date you will cease to be an officer or employee of the Catalent Group. In addition, effective February 10, 2010, you ceased serving as Chairman and a director of the Board of Directors of each of Holdings and Catalent Pharma Solutions Inc. (“Catalent”).

Severance Pay

Following the Separation Date, subject to (x) receipt of this fully-executed Agreement and the receipt and non-revocation of the release of claims attached hereto as Exhibit A (the “Release”) and (y) your adherence to the restrictive covenants (the “Restrictive Covenants”) contained in Sections 8 and 9 of the employment agreement, dated April 19, 2007, between you and Holdings (the “Employment Agreement”), you will be paid an aggregate amount of $400,000 in severance (the “Severance Benefit”), payable in equal monthly installments over a one (1) year period following the Separation Date (the “Severance Period”). The first installment payment of the Severance Benefit will be paid to you on the first regular payroll date that occurs after the Separation Date; provided, however, that Holdings reserves the right to cease paying the Severance Benefit and you will be obligated to repay any such amounts to Holdings already paid if you fail to execute and not revoke the Release within the periods provided for in this Agreement and the Release. The Severance Benefit consists of your current annual salary ($200,000) plus your target bonus ($200,000).

In addition to the Severance Benefit, and irrespective of (x) furnishing the Release and (y) adherence to the Restrictive Covenants, you will be entitled to receive (i) any accrued but unpaid base salary earned through the Separation Date, (ii) any accrued but unpaid annual bonus you were eligible to receive pursuant to the terms of the Employment Agreement earned for any previously completed fiscal year, which bonus, if any, will be paid to you within two and one half months after the end of the applicable fiscal year, (iii) reimbursement, within sixty (60) days following submission by you to Holdings of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by you in accordance with Holdings’ policy prior to the Separation Date, provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to Holdings within ninety (90) days following the Separation Date, (iv) such employee benefits, if any, as to which you may be entitled under the employee benefit plans of Holdings (collectively, the “Accrued Rights”).

Holdings Equity Compensation Plan

Purchased Equity

With respect to the 2,100 shares of common stock of Holdings (“PTS Shares”) that you previously purchased, you will continue to hold all such shares subject to the terms and conditions of the Management Equity Subscription Agreement, dated as of May 7, 2007 by and between Holdings and you (the “MESA”) and the Securityholders Agreement, dated as of May 7, 2007, among Holdings and the other parties thereto (the “Securityholders Agreement”).

Time Options

With respect to the options to purchase PTS Shares (the “Options”) subject to your nonqualified stock option agreement, effective as of May 7, 2007, as amended (the “2007 Option Agreement”) and your nonqualified stock option agreement, effective as of October 23, 2009 (the “2009 Option Agreement”, together with the 2007 Option Agreement, the “Option Agreements”), notwithstanding anything in the Option Agreements to the contrary, you will have:

(i) until May 7, 2017 to exercise all or any portion of the 400 shares subject to your time option under the 2007 Option Agreement (the “2007 Time Option”) that are vested as of the date hereof; and

(ii) until October 23, 2019 to exercise all or any portion of the 145 shares subject to your time option under the 2009 Option Agreement (the “2009 Time Option”) that will become vested on the Separation Date.

To the extent you do not exercise the above-referenced portion of your vested 2007 Time Option or 2009 Time Option that will become vested on the Separation Date, in each case, during the applicable periods referenced above, such Options will be forfeited as of the last day of each applicable period.

In addition, notwithstanding anything in the Option Agreements to the contrary, the remaining 400 shares subject to your 2007 Time Option that are vested as of the date hereof, 145 shares subject to your 2009 Time Option that will become vested on the Separation Date, and 1160 shares subject to your 2009 Time Option that will be unvested as of the Separation Date will be forfeited as of the Separation Date and you will not be able to exercise these Options.

Exit Options

With respect to the 2250 Exit Options (as defined in the 2009 Option Agreement) subject to the 2009 Option Agreement that are unvested as of the date hereof, you will have the opportunity to become vested in any portion of such Exit Options that otherwise would have vested within 12 months following the Separation Date (such period, the “Exit Option Vesting Period”), but only to the extent the applicable performance goals have been attained.

To the extent all or a portion of such Exit Options vest, you will have 90 days from the date such Exit Options become vested (the “Exit Option Exercise Period”) to exercise all or any portion of such vested Exit Options. To the extent you do not exercise such vested Exit Options during the Exit Option Exercise Period, such Exit Options will be forfeited as of the last day of such period.

To the extent such Exit Options do not vest during the Exit Option Vesting Period, they will be forfeited immediately following such period and you will not be able to exercise these Options.

If you decide to exercise all or any portion of your 2007 Time Option or your 2009 Time Option that is exercisable or all or any portion, if any, of your Exit Options that become exercisable pursuant to the terms of the 2009 Option Agreement, any shares that you receive upon such exercise will be subject to the terms and conditions of the MESA and the Securityholders Agreement, including the call rights set forth in Section 4.2 of the MESA.

This Agreement, upon execution by the parties, hereby serves as an amendment to the Option Agreements.

Continuation of Group Health Benefits

Following the Separation Date, in addition to the severance pay described above, and irrespective of (x) furnishing the Release and (y) adherence to the Restrictive Covenants, you are entitled to continued coverage under Holdings’ group health plan(s) until the earlier of (i) the expiration of the Severance Period and (ii) the date you are or become eligible for coverage under group health plan(s) of any other employer. Such continued coverage will run concurrently with COBRA.

Breach of Restrictive Covenants

Notwithstanding the foregoing, your entitlement to any portion of the Accrued Rights or Severance Benefit that has not yet been paid or provided, as applicable, will cease if you materially breach either the covenant not to compete (the “Non-Compete Covenant”) or the covenant not to solicit included in the Restrictive Covenants, after notice to you of such breach by Holdings and your failure to cure such breach within ten (10) days following your receipt of such notice, assuming the breach is capable of cure. You may request from Holdings at any time its view on whether a proposed activity or investment by you will breach the Non-Compete Covenant by giving Holdings written notice of the details of such activity or investment, and Holdings will respond to your request within five (5) business days of its receipt of such notice. Holdings’ view as conveyed to you that the proposed activity or investment will not breach the Non-Compete Covenant will be binding on it to the extent that the activity or investment does not exceed what was described in the notice. Your giving notice will not be deemed an admission by you that the proposed activity or investment would violate the Non-Compete Covenant. Holdings’ failure to respond with its view within five (5) business days of its receipt of notice will not constitute or be construed as an acknowledgment by Holdings that the proposed activity or investment will not breach the Non-Compete Covenant, but such failure will create an irrebuttable presumption that any breach arising from such activity or investment is capable of cure.

401(k) Plan

You may be entitled to receive benefits under the Catalent Pharma Solutions, Inc. 401(k) Plan in accordance with the terms and conditions of the plan. If you have any questions regarding your 401(k) plan account, please contact Fidelity Investments at 1-877-866-4401.

Defined Benefit Pension Plan

You may be entitled to receive benefits under the Pharmaceutical Technologies and Services Pension Plan in accordance with the terms and conditions of the plan. If you have any questions regarding your accrued benefit under the plan, please contact Maurice Raus at 732-537-6285.

Deferred Compensation Plan

You may be entitled to receive benefits under the Catalent Pharma Solutions, Inc. Deferred Compensation Plan in accordance with the terms and conditions of the plan. Your balance will be paid to you in accordance with the terms of the plan, based on your distribution election on file with Fidelity Investments. If you have any questions regarding your account, please contact Fidelity Investments at 1-877-866-4401.

Transition Procedure

You agree to (i) continue to conduct your activities in a professional manner and to cooperate with the members of the Catalent Group in all reasonable ways to achieve a smooth transition and resolution to any open items on which you were working, (ii) not intentionally injure any member of the Catalent Group in any way relating to company property or personnel, and (iii) refrain from any conduct, activity, or conversation which is intended to or does interfere with or disparage the relationships between any member of the Catalent Group and its employees, customers, suppliers or others.

No Additional Payments

The severance payments, rights and benefits described in this Agreement will be the only such payments, rights and benefits you are to receive as a result of your termination of employment and you agree you are not entitled to any additional payments, rights or benefits not otherwise described in this Agreement. You hereby acknowledge and agree that you are not eligible to be a participant in any severance or retention plan of Holdings or any of its subsidiaries. Any payments, rights or benefits received under this Agreement will not be taken into account for purposes of determining benefits under any employee benefit plan of Holdings or any of its subsidiaries, except to the extent required by law, or as otherwise expressly provided by the terms of such plan.

Litigation and Regulatory Cooperation

You agree to cooperate fully with Holdings and its subsidiaries in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Holdings or any of its subsidiaries that relate to events or occurrences that transpired during your employment with Holdings or any other member of the Catalent Group. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Holdings or any of its subsidiaries at mutually convenient times. In scheduling your time to prepare for discovery or trial, Holdings or one of its subsidiaries, as applicable, shall attempt to minimize interference with any other employment obligations that you may have. You also will cooperate with Holdings and its subsidiaries in connection with any investigation or review of any foreign, federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by Holdings. This provision will survive the termination of this Agreement.

Deduction; Withholding; Set-Off

Notwithstanding any other provision of this Agreement, any payments or benefits hereunder will be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as Holdings reasonably determines it should withhold pursuant to any applicable law or regulation. The amounts due and payable under this Agreement will at all times be subject to the right of set-off, counterclaim or recoupment for any amounts or debts incurred and owed by you to Holdings whether during your employment or after the Separation Date.

Compliance with IRC Section 409A

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and will be interpreted accordingly. References under this Agreement to your termination of employment will be deemed to refer to the date upon which you experienced a “separation from service” within the meaning of Section 409A. Notwithstanding anything herein to the contrary, if any payment of money or benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or benefits will be deferred if deferral will make such payment or benefits compliant under Section 409A, or otherwise such payment or benefits will be restructured, to the extent possible, in a manner, determined by the Board that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A, any such reimbursements or in-kind benefits will be paid to you in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv). For purposes of Section 409A, each payment made under this Agreement will be designated as a “separate payment” within the meaning of Section 409A. Holdings will consult with you in good faith regarding the implementation of the provisions of this paragraph; provided that neither Holdings nor any of its employees or representatives will have any liability to you with respect to thereto.

Review of Agreement and Release

You agree and represent that you have been advised of and fully understand your right to discuss all aspects of this Agreement and the Release with counsel of your choice. Your execution of this Agreement and Release establishes that, if you wish the advice of counsel, you have done so by the date you signed the Agreement and the Release, and that you were given at least 21 days to consider whether or not to sign. You may sign this Agreement and the Release before the end of the 21-day period and you agree that if you decide to shorten this time period for signing, your decision was knowing and voluntary. The parties agree that a change, whether material or immaterial, does not restart the running of the 21-day period. You will have 7 days from the date that you sign this Agreement and the Release to revoke the Release and to change your mind, in which case this Agreement and the Release will be ineffective and of no legal force. If you so revoke the Agreement and the Release, then there will be no obligation on the part of Holdings to pay you any severance or provide you with any other benefits and you agree to repay to Holdings any such severance or other benefits previously paid or provided to you.

Modifications/Severability

This Agreement, the MESA and the Securityholders Agreement constitute the entire understanding of the parties on the subjects covered, and supersede any and all previous agreements on these subjects, including the Employment Agreement (other than Sections 8, 9 and 10 of the Employment Agreement). The parties agree that this Agreement will not be terminated or modified except in writing signed by you and Holdings. If any provision or portion of this Agreement is held to be unenforceable for any reason, all other provisions of this Agreement will remain in full force and effect and will be enforced according to their terms.

Full Compliance

You acknowledge and agree that Holdings’ agreement to provide severance and other benefits under this Agreement is expressly contingent upon your full compliance with the provisions of this Agreement and the MESA and Securityholders Agreement, to the extent applicable.

Successors

You and anyone who succeeds to your rights and responsibilities are bound by this Agreement and the Release and this Agreement and the Release will accrue to the benefit of and may be enforced by Holdings and its successors and assigns.

Governing Law

You agree that all questions concerning the intention, validity or meaning of this Agreement and the Release will be construed and resolved according to the laws of the State of Delaware. You also designate the Superior Court of Somerset County, New Jersey as the court of competent jurisdiction and venue for any actions or proceedings related to this Agreement and the Release, and hereby irrevocably consent to such designation, jurisdiction and venue.

Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one in the same instrument.

[Rest of Page Intentionally Left Blank]

I believe the foregoing accurately reflects the terms of your severance from Holdings, and ask that you sign an extra copy of this letter to confirm your agreement. You must return the signed Agreement and the Release to me by March 28, 2010, otherwise, I will assume that you reject this offer and it will no longer be available to you.

Sincerely,

/s/ Sam Khichi	Date	2/22/10
Agreed to:

/s/ George Fotiades	Date	2/22/10
George L. Fotiades

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into as of this 22nd day of February, 2010, by and between PTS Holdings Corp. (“Holdings”) and George L. Fotiades (the “Executive”).

The Executive and Holdings agree as follows:

15. The employment relationship between the Executive and Holdings and its subsidiaries and affiliates, as applicable, will terminate on April 9, 2010 (the “Separation Date”).

16. In accordance with the employment agreement, dated April 19, 2007, between the Executive and Holdings (the “Employment Agreement”), the Executive is entitled to receive certain payments, rights and benefits after the Separation Date, subject to his execution, delivery and non-revocation of a general release of claims.

17. In consideration of the payments, rights and benefits provided for in the Separation Agreement, dated February 22, 2010 (the “Separation Agreement”), the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of himself and his agents, representatives, attorneys, administrators, heirs, executors and assigns, hereby releases and forever discharges Holdings and its members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of Holdings or any of its subsidiaries, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (the “Released Parties”), from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorneys’ fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, relating to any claims the Executive may have arising from or relating to (i) the Executive’s employment or termination from employment with Holdings or any other member of the Catalent Group (as defined in the Separation Agreement), (ii) the Executive’s service as a director of Holdings and Catalent Pharma Solutions, Inc. (“Catalent”) and his cessation of such service and (iii) the Executive’s investment in Holdings (other than any rights expressly provided for in, or arising out of, the related equity documents), including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibits discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibits discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq.; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise.

18. The Executive acknowledges that the Executive is waiving and releasing any rights that the Executive may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) and that this Release is knowing and voluntary. The Executive and Holdings agree that this Release does not apply to any rights or claims that may arise under the ADEA after the effective date of this Release. The Executive acknowledges that the consideration given for this Release is in addition to anything of value to which the Executive is already entitled. The Executive further acknowledges that the Executive has been advised by this writing that: (i) the Executive should consult with an attorney prior to executing this Release; (ii) the Executive has up to twenty-one (21) days within which to consider this Release, although the Executive may, at the Executive’s discretion, sign and return this Release at an earlier time in which case the Executive waives all rights to the balance of this twenty-one (21) day review period; (iii) for a period of 7 days following the execution of this Release in duplicate originals, the Executive may revoke this Release in a writing delivered to Samrat S. Khichi by hand or by mail (signature of receipt required), and this Release shall not become effective or enforceable, and neither Holdings nor any other person is obligated to provide any benefits to the Executive until the revocation period has expired; and (iv) nothing in this Release prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this Release under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. If the Executive has not returned the signed Release within the time permitted, then the offer of payments set forth in the Separation Agreement will expire by its own terms at such time.

19. This Release does not release the Released Parties from (i) any obligations due to the Executive under the Separation Agreement or under this Release, (ii) any rights the Executive has to indemnification by Holdings or

Catalent, (iii) any vested rights the Executive has under Holdings or any of its subsidiaries’ employee pension benefit and welfare benefit plans or (iv) any rights of the Executive under the Option Agreements, MESA and Securityholders Agreement (each as defined in the Separation Agreement), subject to any modifications thereto or agreements with respect thereto set forth in the Separation Agreement.

20. This Release is not an admission by the Released Parties of any wrongdoing, liability or violation of law.

21. The Executive waives any right to reinstatement or future employment with Holdings following the Executive’s termination from Holdings on the Separation Date.

22. The Executive agrees not to engage in any act after execution of the Release that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of Released Parties. Holdings and Catalent agree to use reasonable efforts to instruct their respective employees not to engage in any act after execution of the Release that is intended or may reasonably be expected to harm the reputation of the Executive.

23. The Executive shall continue to be bound by the restrictive covenants contained in the Employment Agreement and the MESA.

24. The Executive shall promptly return all property in the Executive’s possession of Holdings and its subsidiaries and affiliates, including, but not limited to, keys, credit cards, computer equipment, software and peripherals and originals or copies of books, records, or other information pertaining to Holdings or its subsidiaries’ or affiliates’ businesses. In addition, the Executive shall promptly return all electronic documents or records relating to Holdings or any of its subsidiaries or affiliates that the Executive may have saved to any such laptop computer or other electronic or storage device, whether business or personal, including any PowerPoint or other presentation stored in hard copy or electronically. Further, if the Executive stored any information relating to Holdings or any of its subsidiaries or affiliates on a personal computer or other storage device, the Executive shall permanently delete all such information; provided, however, that, prior to deleting that information, the Executive shall print out one copy and provide it to Holdings.

25. This Release shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws.

26. This Release represents the complete agreement between the Executive and Holdings concerning the subject matter in this Release and supersedes all prior agreements or understandings, written or oral. This Release may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

27. Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

28. The Executive acknowledges that the Executive has carefully read and understands this Release, that the Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into voluntarily. The Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties to influence the Executive to sign this Release except such statements as are expressly set forth herein or in the Separation Agreement.

The parties to this Release have executed this Release as of the day and year first written above.

PTS HOLDINGS CORP.		GEORGE L. FOTIADES

/s/ Sam Khichi		/s/ George Fotiades
By:	Samrat S. Khichi
Title:	SVP – General Counsel and Secretary